CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We hereby consent to the incorporation by reference in this Registration Statement on Form N-1A of our reports dated December 21, 2016, relating to the financial statements and financial highlights which appear in the October 31, 2016 Annual Reports to Shareholders of Janus Small Cap Growth Alpha ETF, Janus Small/Mid Cap Growth Alpha ETF, Janus Velocity Volatility Hedged Large Cap ETF, Janus Velocity Tail Risk Hedged Large Cap ETF, The Organics ETF, The Health and Fitness ETF, The Long-Term Care ETF, and The Obesity ETF (eight of the portfolios constituting Janus Detroit Street Trust), which are also incorporated by reference into the Registration Statement. We also consent to the references to us under the headings “Financial Highlights” and “Independent Registered Public Accounting Firm” in such Registration Statement.

/s/ PricewaterhouseCoopers LLP

Denver, Colorado

February 28, 2017